Exhibit 3.1

COMMONWEALTH OF PENNSYLVANIA

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

IGATE CORPORATION

In compliance with the requirements of the applicable provisions of 15 Pa. C.S. Section 1306 relating to the Business Corporation Law, Act of December 21, 1988 (P.L. 1444, No. 177), as amended, the undersigned, desiring to be incorporated as a business corporation, does hereby certify that:

1. Name. The name of the Corporation is iGATE Corporation.

2. Registered Office. The name of the Commercial Registered Office Provider is AAAgent Services, LLC, and the County of Venue is Dauphin.

3. Statute. The Corporation is incorporated under the provisions of the Business Corporation Law of 1988, as amended.

4. Capital Stock. The aggregate number of shares of Common Stock which the Corporation shall have authority to issue is One Hundred (100) shares each with a par value of One Cent ($.01).

5. Term. The term for which the Corporation is to exist is perpetual.

6. Authority of Board of Directors. The Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any class or any series of any class that may be desired.

7. Cumulative Voting Rights. Shareholders of the Corporation shall not have the right to cumulate their votes for the election of Directors of the Corporation.

8. Bylaws. All conditions, qualifications, requirements, privileges and regulations regarding the Board of Directors and the shareholders, including voting rights, shall be fixed and governed by the Bylaws of the Corporation.

9. Personal Liability of Directors; Indemnification. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the BCL and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not eliminate or limit (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law. Any repeal, modification or adoption of any provision inconsistent with Article 9 shall be prospective only, and neither the repeal or modification of this provision nor the adoption of any provision inconsistent with this provision shall adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision.

10. Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the full extent permitted by law, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Corporation or otherwise (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or executive officer of the Corporation or predecessor of the Corporation, as applicable, or is or was serving at the request of the Corporation or predecessor of the Corporation, as applicable, as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as a director or executive officer of the Corporation, or predecessor of the Corporation, as applicable, or in any other capacity on behalf of the Corporation while such person is or was serving as a director or executive officer of the Corporation, or predecessor of the Corporation, as applicable, against all expenses, liability and loss, including but not limited to attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith.

(b) Notwithstanding the foregoing clause (a), except as provided in Article 11 below, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(c) Subject to the limitation set forth in the foregoing clause (b) concerning proceedings initiated by the person seeking indemnification, the right to indemnification conferred in this Article 10 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights under this Article 10 in advance of the final disposition thereof promptly after receipt by the Corporation of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or executive officer of the Corporation in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the Corporation under this Article 10 or otherwise.

(d) The right to indemnification and advancement of expenses provided herein shall continue as to a person who has ceased to be a director or executive officer of the Corporation or to serve in any of the other capacities described herein, and shall inure to the benefit of the heirs, executors and administrators of such person.

(e ) Notwithstanding any other provision contained herein, Articles 8 through 11 hereof shall not be amended, repealed or otherwise modified for a period of six (6) years from the date hereof in any manner that would adversely affect any right thereunder of individuals who, at or prior to the date hereof, were directors, officers, employees or agents (including as a fiduciary with respect to an employee benefit plan) of any predecessor corporation of the Corporation or any of its subsidiaries or any of their respective predecessors.

11. Payment of Indemnification. If a claim for indemnification under Article 10 hereof is not paid in full by the Corporation within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part on the merits or otherwise in establishing his or her right to indemnification or to the advancement of expenses, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

12. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of a final disposition conferred in Article 10 and the right to payment of expenses conferred in Article 11 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses hereunder may be entitled under any bylaw, agreement, vote of shareholders, vote of directors or otherwise, both as to actions in his or her official capacity and as to actions in any other capacity while holding that office, the Corporation having the express authority to enter into such agreements or arrangements as the Board of Directors deems appropriate for the indemnification of and advancement of expenses to present or future directors and officers as well as employees, representatives or agents of the Corporation in connection with their status with or services to or on behalf of the Corporation or any other corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, for which such person is serving at the request of the Corporation.